UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2009

SANGAMO BIOSCIENCES, INC.

(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (510) 970-6000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 2, 2009, Sangamo BioSciences, Inc. (“Sangamo”) amended its License Agreement with Sigma-Aldrich Corporation (“Sigma”) to expand Sigma’s exclusive license to Sangamo’s proprietary zinc finger DNA-binding protein (“ZFP”) technology. Under the original License Agreement with Sigma, which was effective as of July 10, 2007, Sangamo agreed to provide Sigma with the exclusive right to use Sangamo’s ZFP technology to develop and commercialize products for research use and to offer services in the research field, excluding certain agricultural research uses that Sangamo previously licensed to Dow AgroSciences LLC.

Pursuant to this amendment (the “Amendment”), Sangamo granted Sigma an additional license for certain commercial uses of products and services arising from Sangamo’s ZFP technology, including the use of ZFPs to modify cell lines for GMP production purposes and certain commercial uses of ZFP-modified transgenic animals. The foregoing license is exclusive, except for commercial rights to Sangamo’s ZFP technology previously granted by Sangamo to various third parties in some of the fields being licensed to Sigma. Sangamo retained all rights to ZFP-modified transgenic animals for discovery of novel therapeutic entities, and the additional license granted to Sigma does not include any right to use ZFPs as therapeutic products. Sigma has the right to sublicense the ZFP technology for the commercial uses of products and services covered by the Amendment.

In accordance with the Amendment, Sigma will make initial payments of $20.0 million to Sangamo, consisting of an upfront commercial license fee of $15.0 million and the purchase $5.0 million of Sangamo common stock pursuant to a purchase agreement as described below. Sangamo is also eligible to receive near-term commercial license fees of $5.0 million based upon a percentage of net sales and sublicensing revenue and thereafter a royalty of 10.5% of net sales and sublicensing revenue. In addition, upon the achievement of certain cumulative commercial milestones Sigma will make milestone payments to Sangamo up to an aggregate of $25.0 million.

The foregoing description of the Amendment is qualified in its entirety by reference to the License Agreement, a copy of which is attached as Exhibit 10.1 to Sangamo’s Quarterly Report on Form 10-Q filed on November 1, 2007, and is incorporated herein by reference, and the Amendment, a copy of which will be filed as an exhibit to Sangamo’s future periodic report pursuant to rules and regulations of the Securities and Exchange Commission.

Also on October 2, 2007, Sangamo and Sigma entered into a common stock purchase agreement (the “Purchase Agreement”), pursuant to which Sangamo sold 636,133 shares of its common stock (the “Shares”) to Sigma under an effective registration statement on Form S-3 at a purchase price of $7.86 per share. Pursuant to the Purchase Agreement, Sigma agrees not to sell or transfer the Shares for 180 days following the date of the Purchase Agreement. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

October 5, 2009, Sangamo issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events

On September 23, 2009, Sangamo announced that the U.S. Food and Drug Administration has reviewed and accepted its Investigational New Drug application to initiate an open-label, repeat-dosing Phase 1 clinical trial (SB-728-T-902) of our ZFN-based therapeutic, SB-728-T. In February 2009, Sangamo initiated a single dose Phase 1 clinical study of SB-728-T, which is ongoing at the University of Pennsylvania. Both Phase 1 studies are designed primarily to evaluate the safety and tolerability of this ZFP Therapeutic approach.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following document is filed as exhibit to this report:

	5.1	Opinion of Morgan, Lewis and Bockius, LLP.

	10.1	Common Stock Purchase Agreement dated October 2, 2009 between Sangamo and Sigma.

	99.1	Press Release dated October 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date:	October 5, 2009	By:	/s/ EDWARD O. LANPHIER
		Name:	Edward O. Lanphier
		Title:	Chief Executive Officer